                                                   $426,607,453
                                            RALI SERIES 2007-QS10 TRUST
                                                  ISSUING ENTITY
                                         RESIDENTIAL ACCREDIT LOANS, INC.
                                                     Depositor
                                         RESIDENTIAL FUNDING COMPANY, LLC
                                            MASTER SERVICER AND SPONSOR
                         MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES, SERIES 2007-QS10

                  $3,248,911                   0.00%                  CLASS A-P CERTIFICATES
                $435,758,536*              VARIABLE RATE              CLASS A-V CERTIFICATES

                *  The balance shown above for the Class A-V Certificates is a notional amount.

                                    ___________________________________________

                                        Supplement dated September 18, 2007
                                                        to
                                    Prospectus Supplement dated August 30, 2007
                                                        to
                                          Prospectus dated April 9, 2006
                                    ___________________________________________

         Capitalized  terms used in this  supplement  are defined in the  prospectus  supplement  dated  August 30,
2007, to which this supplement is attached.

         Residential  Funding  Securities  LLC will offer to the public  the Class A-P  Certificates  and Class A-V
Certificates,  in  negotiated  transactions  or otherwise,  directly or through  dealers,  at varying  prices to be determined at the time of sale.  Residential  Funding  Securities LLC's compensation will be the difference between the price it pays to the  depositor for the Class A-P  Certificates  and Class A-V  Certificates  and the amount it receives from the sale of the Class A-P  Certificates  and Class A-V  Certificates  to the public.  The proceeds to the depositor from the sale of the Class A-P Certificates to Residential  Funding  Securities LLC, before deducting expenses,  will be approximately  65.00% of the principal  balance of the Class A-P  Certificates.  The proceeds to the depositor from the sale of the Class A-V Certificates to Residential  Funding  Securities LLC, before deducting expenses, will be approximately 1.50% of the notional amount of the Class A-V Certificates, plus accrued interest.

         The Class A-P  Certificates  and  Class A-V  Certificates  will be  offered  pursuant  to an  underwriting agreement,  dated September 18, 2007, among the depositor,  the master servicer and Residential  Funding Securities
LLC.  Residential  Funding  Securities LLC may sell the Class A-P Certificates and Class A-V Certificates  directly or  through  dealers,  who  may  receive  compensation  from  Residential  Funding  Securities  LLC in the  form of discounts,  concessions  or  commissions.  The  underwriting  agreement  provides that the depositor will indemnify
Residential  Funding  Securities  LLC against  certain  civil  liabilities  under the  Securities  Act of 1933,  as amended,  or  contribute  to payments  required to be made in respect  thereof.  There is  currently  no  secondary market  for the Class  A-P  Certificates  or Class  A-V  Certificates.  There  can be no  assurance  that an active secondary market will develop, or if it does develop, that it will continue.

         Dealers will be required to deliver a supplement,  prospectus  supplement  and  prospectus  when acting as underwriters of the certificates  offered hereby and with respect to their unsold allotments or  subscriptions.  In addition,  all dealers selling the offered  certificates,  whether or not  participating  in this offering,  may be required to deliver a  supplement,  prospectus  supplement  and  prospectus  until ninety days  following  the date hereof.

                                              GMAC RFC SECURITIES

                                                    UNDERWRITER